LETTER OF ENGAGEMENT

January 24, 2000

Paul Branagan
Millenium, Inc.
Las Vegas, NV

Dear Paul:

Doug and I were pleased we had the opportunity to meet with you and your Board of Directors. It was apparent your time and energy have been well spent in identifying and securing a position in what promises to be a viable and profitable business enterprise.

The purpose of this letter is to confirm our engagement with Millenium Inc., and to clarify the nature and extent of the services to be provided.

The objective of our engagement is to provide Millenum with a Strategic Operating Plan (to include feasibility analysis of potential market channels), and develop and implement the requisite system, controls, and procedures necessary for effective daily operations.

You will be provided with documentation. However, the real value will come from the implementation and training in the systems and procedures that are developed. This process does not occur in a vacuum. The Officers and key employees will actively participate in the development and implementation.

A Senior Project Manager and Senior Business Consultant will be assigned to this consulting engagement. They will be selected on the basis of their professional background, knowledge, and expertise in addressing the types of issues which contribute to the development of a successful; business operation. I believe you will find their talents and abilities well suited to assisting you in achieving your business goals and objectives.

The process will begin with a comprehensive in-depth review of your present and proposed business operations. I will share our conversations with the Project Manager, however, his discussions with you will be considerably more involved and taken to a much greater depth than our brief meeting allowed.

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During the course of the first two to three days of the engagement, The
Project Manager will develop and present you a Scope of Engagement Agreement. This document will detail the specific issues that will be addressed, and explain the purpose and benefit to Millenium of the actions that will be taken. It will define our focus, and provide you with a basis upon which to track the progress of the engagement.

The Project Manage is responsible for the successful development and implementation of each element of the Scope of Engagement. Therefore, all maters pertaining to the engagement should be addressed to him. He will be responsible for coordinating the on-site work being performed by the Senior Business Consultant (and/or others) and the support efforts of assigned staff at assigning other individuals to certain aspects of the project. He will participate in the selection of the Consultants assigned, matching the task at hand with the proper expertise and required experience.

The professional fee for our services will be $100,000.00.

If this letter is consistent with your understanding of our discussions, please signify your concurrence by signing below and sending a facsimile copy to my attention (847) 808-7039.

I will be contacting you to establish the date and time for the commencement of this successful engagement.

Sincerely,

INTERNATIONAL PROFIT ASSOCIATES, INC


/s/ Kenneth E. Sweet
Executive Director, Consulting Services